Owens Corning World Headquarters
One Owens Corning Parkway
Toledo, OHIO 43659
419.248.8000



                                                                          NEWS

                                                            OWENS CORNING LOGO

Contact:   Dave Dimmer
           Corporate Communications
           419/248-8421

        Owens Corning Reports Fourth Quarter and Full Year 2002 Results

Toledo, Ohio, Feb. 10, 2003 - Owens Corning (OTC: OWENQ) today reported financial results for the fourth quarter ended December 31, 2002, as well as results for the full year 2002.

For the fourth quarter of 2002, the company had net sales of $1.174 billion, compared to net sales of $1.165 billion for the same period in the prior year. Owens Corning reported a loss from operations of $44 million for the quarter, including charges of $113 million for restructuring and other charges and $11 million of Chapter 11-related charges. For the fourth quarter of 2001, the company reported $13 million in income from operations, including charges of $46 million for restructuring and other charges, $27 million of Chapter 11-related charges and $2 million of income from asbestos-related insurance recoveries. For the quarter, the company had a net loss of $39 million, as compared to a net loss of $7 million for the fourth quarter of 2001.

Owens Corning ended 2002 with a cash balance of $875 million compared to $764 million in 2001.

For the full year 2002, the company had net sales of $4.872 billion, compared to $4.762 billion for the full year 2001. Owens Corning reported a loss from operations of $2.313 billion, including charges of $2.356 billion for provision for asbestos-related liabilities, $166 million for restructuring and other charges, and $96 million of Chapter 11-related charges, partially offset by $5 million of income from asbestos-related insurance recoveries. For the year, the company had a net loss of $2.809 billion. The net loss for 2002 also reflects a non-cash charge of $491 million ($441 million net of tax) as the result of the adoption of Statement of Financial Accounting Standards No. 142, relating to the accounting for goodwill and other intangibles.

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For 2001, the company reported $116 million of income from operations and net income of $39 million. Income from operations for 2001 reflected charges of $140 million for restructuring and other charges, $87 million of Chapter 11-related charges and $7 million of income from asbestos-related insurance recoveries.

"Overall, we are pleased with the financial results of our on-going business operations for 2002, which exceeded our operating plan for the year," said David Brown, Owens Corning's chief executive officer. "Unfortunately, those results tend to be obscured by the charges that we recorded during the year. When we resolve our asbestos liabilities and emerge from Chapter 11, our reported results should once again more clearly reflect the operational results of our business," continued Brown.

The total asbestos liability of Owens Corning and of its Fibreboard subsidiary remains subject to review and negotiations in the company's Chapter 11 proceedings. The company will continue to review the asbestos reserves for Owens Corning and Fibreboard on an ongoing basis and make such adjustments as may be appropriate.

Owens Corning is a world leader in building materials systems and composites systems. Additional information is available on Owens Corning's Web site at www.owenscorning.com or by calling the company's toll-free General Information line: 1-800-GET PINK.

On October 5, 2000, Owens Corning and 17 United States subsidiaries filed voluntary petitions for relief under Chapter 11 of the U. S. Bankruptcy Code in the U. S. Bankruptcy Court for the District of Delaware. The Debtors are currently operating their businesses as debtors-in-possession in accordance with provisions of the Bankruptcy Code. The Chapter 11 cases of the Debtors are being jointly administered under Case No. 00-3837 (JKF). The Chapter 11 cases do not include other U. S. subsidiaries of Owens Corning or any of its foreign subsidiaries. The Debtors filed for relief under Chapter 11 to address the growing demands on Owens Corning's cash flow resulting from the substantial costs of asbestos personal injury liability.

On January 17, 2003, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for future asbestos personal injury claimants, filed a Joint Plan of Reorganization in the U. S. Bankruptcy Court for the District of Delaware. The Plan is subject to confirmation by the Bankruptcy Court. As filed, the Plan provides for partial payment of all creditors' claims, in the form of distributions of new common stock and notes of the reorganized company, and cash. Additional distributions from potential insurance and other third-party claims may also be paid to creditors, but it is expected that all classes of creditors will be impaired. Therefore, the Plan also provides that the existing common stock of Owens Corning will be cancelled, and that current shareholders will receive no distribution or other consideration in exchange for their shares. It is impossible to predict at this time the terms and provisions of any plan of reorganization that may ultimately be confirmed or the treatment of creditors thereunder.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Further information on factors that could affect the company's financial and other results is included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.


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                                OWENS CORNING